Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report on Form 10-K of our report dated June 3, 2022, except for Note 3 which is dated July 25, 2022, with respect to our audit of the consolidated financial statements of EUDA Health Limited as of December 31, 2021 and for the year ended December 31, 2021.

/s/ Friedman LLP

New York, New York

June 28, 2023